Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of April 26, 2007 by and between Primus Telecommunications Group, Incorporated (“Company”) and K. Paul Singh (“Executive”).

WHEREAS, Executive desires to serve as the Chairman and Chief Executive Officer of the Company and in exchange for the protection and other consideration set forth in this Agreement, is willing to give the Company, under certain circumstances, his covenant not to compete, and the Company desires to so employ Executive.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I

Definitions

1.1	Definitions. As used herein, the following terms shall have the following meanings.

(a)	“Board” means the board of directors of the Company.

(b)	“Cause” means engaging by Executive in intentional fraud or material intentional breach of Company’s ethics guidelines, as may be established by the Company from time to time.

(c)	“Change of Control” means (a) a sale of more than 50% of the outstanding capital stock of the Company in a single or related series of transactions, (b) the merger or consolidation of the Company with or into any other corporation or entity, other than a wholly-owned subsidiary of the Company, where the Company is not the surviving entity, or (c) a sale of all or substantially all of the assets of the Company to an unrelated entity.

(d)	“Confidential Information” as used in Sections 2.5, 2.6 and 2.7 of this Agreement, shall mean all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive shall have had access during his employment. Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and Customer and supplier lists.

(e)	“Customer” means any Person or entity to whom the Company has sold any products or services (i) in the case of on-going employment, during the twenty-four (24) calendar months immediately preceding any dispute under Section 2.6 of this Agreement, and, (ii) in the case of the employment having ended, the twenty-four (24) calendar months preceding Executive’s termination of employment.

(f)	“Disability” means a disability of the Executive as determined in accordance with the disability insurance policy described in Section 2.3(b) hereof, as maintained from time to time, which entitles the Executive or his beneficiary, as applicable, to payment on account of disability under such policy.

(g)	“Good Reason” when used with reference to a voluntary termination by the Executive from his employment with Company, shall mean (i) a reduction in the Executive’s base salary as in effect on the date hereof, or as the same may be increased from time to time, during the Employment Period; or (ii) a material reduction in Executive’s status, position, responsibilities or duties during the Employment Period. If the Executive voluntarily terminates his employment for Good Reason, the Executive shall notify the Company in writing if he believes the termination is for Good Reason. Executive shall set forth in reasonable detail why Executive believes Good Reason exists.

(h)	“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(i)	“Potential Customer” shall mean any Person or entity who, during the applicable twenty-four (24) month period described above in Section 1.1(e) of this Agreement, has (i) been involved in discussions or negotiations with the Company for products sold by the Company; (ii) initiated contact with the Company in order to obtain information regarding products sold by the Company; (iii) been the subject of repeated personal contacts by Executive and/or any other Company employee for purposes of soliciting business for the Company; or (iv) been the subject of the Company’s efforts to gather, learn or evaluate information which may help the Company obtain any future order from such Person or entity.

ARTICLE II

Employment

2.1	Employment. Company agrees to employ Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on April 26, 2007 (“Start Date”) and ending as provided in Section 2.4 of this Agreement (the “Employment Period”).

2.2	Position and Duties.

(a)	Commencing on the Start Date and continuing during the Employment Period, Executive shall serve as Chairman and Chief Executive Officer of the Company. As Chairman and Chief Executive Officer, Executive, subject to the control of the Board, shall have general supervision and control over the business, property and affairs of the Company and perform such duties as may be assigned to him by the Board.

(b)	Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the certificate of incorporation and by-laws of the Company and applicable law. During the Employment Period, Executive shall not become an employee or provide consulting or advisory services for the financial or non-financial benefit of any Person or entity other than the Company.

2.3	Base Salary, Bonus and Benefits.

(a)	Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, for the period beginning on the Start Date, Executive’s base salary shall be $700,000.00 per annum (“Base Salary”), which shall be payable in accordance with the Company’s regular payroll cycle during the year and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes. Executive shall be entitled to the opportunity to earn annual performance bonuses (with a target cash bonus of up to $800,000.00) in accordance with the Board-approved bonus program and annual performance targets. Executive shall be entitled, during the Employment Period, to participate in all retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans of the Company, if any, generally available to employees.

(b)	During the Employment Period, the Company will reimburse the Executive for up to Ten Thousand Dollars ($10,000) in out-of-pocket medical expenses and financial planning services per year. In addition, during the Employment Period, the Company shall pay the premiums on a disability insurance policy to pay two-thirds of the Executive’s Base Salary in the event of disability, subject to all terms and conditions of the policy, such policy to be obtained by Executive for his benefit or the benefit of such other beneficiary as he shall name therein.

(c)	During the Employment Period, the Executive will participate in any long-term executive incentive compensation plan at a level consistent with his position and industry practice (including any stock option, restricted stock and stock bonus plans) approved by the Board for senior management of the Company.

2.4	Term.

(a)	General Term. This Agreement shall commence on April 26, 2007 and shall continue from year to year thereafter, unless terminated by either party by written notice of termination given to the other party at least six months in advance of such termination or unless otherwise sooner terminated hereunder.

(b)

Termination for Cause or Voluntary Termination. If the Executive is terminated by the Company for Cause or if the Executive voluntarily terminates his employment in any manner (other than for Good Reason) prior to the end of the Employment Period, the Executive shall be entitled only to his Base Salary through the date of termination, but shall not be entitled to any further Base Salary or any applicable bonus or benefits for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(c)	Termination Without Cause or for Good Reason.

(i)	Before a Change of Control. If the Executive is involuntarily terminated by the Company prior to the end of the Employment Period without Cause (other than on account of death or Disability) before a Change in Control, or if the Executive is determined to have terminated for Good Reason prior to the end of the Employment Period before a Change in Control, the Executive shall be entitled to (A) all previously earned and accrued but unpaid Base Salary up to the date of such termination and (B) severance pay equal to Base Salary plus the target annual performance bonus in the year of termination, as described in Section 2.3, divided by 12, multiplied by two times years of service (not to exceed a total of two years of severance pay) (“Severance Period”), plus (C) continued participation in the welfare benefit plans of the Company during the Severance Period that the Executive participated in prior to his termination, to the extent permitted by applicable law. Subject to Section 3.15, such severance payments (other than continued participation in welfare benefit plans) will be made in a lump sum on the date of the Executive’s termination of employment. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes. Notwithstanding the foregoing, in the event that continued participation in welfare benefit plans of the Company during the Severance Period would subject the Executive to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, the Company shall pay to Executive its portion of any premium under such plans during such period in a cash lump sum, less applicable withholding, on the date of the Executive’s termination of employment, and the Executive may then elect to continue participation in Company welfare benefit plans during the Severance Period, to the extent permitted by law, by paying the entire premium due under such plans, including both the employee and employer portions of such premium.

(ii)	Within Twenty-Four Months After Change of Control. If the Executive is involuntarily terminated by the Company without Cause (other than on account of death or Disability) prior to the end of the Employment Period within twenty-four months after a Change of Control, or if the Executive is determined to have terminated for Good Reason prior to the end of the Employment Period within twenty-four months after a Change of Control, the Executive shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination and severance pay equal to two times Base Salary and target annual performance bonus for the year of termination (as though such target had been achieved), and all outstanding stock options, and other equity grants, as applicable, granted to the Executive shall become 100% vested and shall be exercisable in accordance with their terms. Subject to Section 3.15, such severance payments will be made in a lump sum on the date of the Executive’s termination of employment, provided, however, that stock options and other equity grants, as applicable, shall be exercisable and otherwise payable in accordance with their terms. All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(d)	Limitation on Certain Additional Payments Contingent on a Change in Ownership or Effective Control. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Executive (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), then the Payments due under this Agreement shall be decreased to the greatest amount that could be paid to Executive such that receipt of Payments would not give rise to any such excise tax.

(e)	Severance Forfeiture. Executive agrees that the Executive shall be entitled to the severance pay as set forth in this Agreement only if the Executive has not materially breached as of the date of termination any provisions of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made. The Company’s obligation to make such payments will terminate upon the occurrence of any such material breach during the severance period.

(f)	No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.4, and Executive hereby irrevocably waives any claim for any other severance compensation.

(g)	Death or Disability. The Company’s obligation under this Agreement terminates on the last day of the month in which the Executive’s death occurs or on the date as of which Executive first becomes entitled to receive disability benefits under the Company’s long-term disability plan. The Company shall pay to Executive or the Executive’s estate all previously earned and accrued but unpaid Base Salary and bonuses up to such date in a lump sum payment. Thereafter, the Executive or his estate shall not be entitled to any further Base Salary, bonus or benefits for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

(h)	Stock Options. Upon Executive’s voluntary termination of employment or termination by the Company without Cause, the Executive may exercise any options granted to him within ninety (90) days following his termination of employment, and any stock options granted to him shall so provide. Notwithstanding the foregoing, any stock options which were granted to the Executive prior to the date of this Agreement shall not be exercisable beyond the latest date permitted under Section 409A of the Internal Revenue Code of 1986, as amended, without causing adverse tax consequences thereunder and without any such extension being deemed to be the granting of a new stock right.

2.5	Confidential Information.

(a)	Executive recognizes that the Company is engaged in the business of research, development, and sale of telecommunications services in several countries throughout the world (the “Company’s Business”), which business requires for its successful operation the fullest security of its Confidential Information of which Executive will acquire knowledge during the course of his employment.

(b)	Executive shall use his best efforts and diligence both during and after his employment with the Company, regardless of how, when or why Executive’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Executive shall not, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of Executive’s duties for the Company.

(c)	Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.

(d)	Executive’s obligations under this Section 2.5 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during his employment from others with whom the Company has a business relationship.

(e)	Executive’s material and intentional breach of Section 2.5 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

2.6	Competitive Activity.

(a)	Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his employment with the Company and for a period of one (1) year following his employment with the Company, regardless of how, when or why Executive’s employment terminates, (i) engage in or invest in any non-public business that is engaged in any work or activity that involves a product, process, service or development which is then competitive with and the same as or similar to a product, process, service or development on which Executive worked or with respect to which Executive had access to Confidential Information while with the Company, or (ii) otherwise compete against the Company’s Business, unless the executive informs the Company of his actions in writing and the Company consents, which consent shall not be unreasonably withheld.

(b)	Following expiration of the one-year period in Section 2.6(a) of this Agreement, Executive shall continue to be obligated under Section 2.5 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

(c)	Following termination of Executive’s employment with the Company for any reason, Executive agrees to advise the Company of his new employer, work location and job responsibilities within three (3) days after accepting new employment if such new employment commences within one (1) year following Executive’s termination of employment with the Company. Executive further agrees to keep the Company so advised of any change in his employment for one (1) year following the termination of his employment with the Company.

(d)	Executive understands that the intention of Sections 2.5 and 2.6 of this Agreement is not to prevent the Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general purchasing, sales, professional or technical skills in any of the businesses or facilities of companies which are not directly or indirectly in competition with the Company.

(e)	Executive agrees that during his employment with the Company and for a period of one (1) year following Executive’s termination of employment, regardless of how, when or why employment ceased, Executive shall not in any manner or in any capacity, directly or indirectly, for himself or any other Person or entity, actually or attempt to: (i) solicit any Customer or Potential Customer of the Company for the purpose of selling any products competitive with products sold by the Company, or otherwise interfere with or take away any Customer or Potential Customer of the Company or the business of any such Customer or Potential Customer; or (ii) interfere with the Company’s relationship with any Customer or supplier of the Company.

(f)	During Executive’s employment with the Company and for a period of one (1) year following Executive’s termination of employment, regardless of how, why or when employment ceased, Executive shall not, directly or indirectly, solicit for employment, hire or offer employment to, or otherwise aid or assist (by disclosing information about employees or otherwise) any other person or entity other than the Company in soliciting for employment, hiring or offering employment to, any employee of the Company.

(g)	Executive’s breach of Section 2.6 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

2.7	Ideas, Inventions and Discoveries.

(a)	Executive shall promptly disclose to the Company any ideas, inventions or discoveries, whether or not patentable, which Executive may conceive or make (alone or with others) during the Employment Period, whether or not during working hours, and which, directly or indirectly (i) relate to matters within the scope of Executive’s duties or field of responsibility during Executive’s employment with the Company; or (ii) are based on Executive’s knowledge of the actual or anticipated business or interest of the Company; or (iii) are aided by the use of time, materials, facilities or information of the Company.

(b)	Executive hereby assigns to the Company or its designee, without further compensation, all of the right, title and interest in all such ideas, inventions or discoveries in all countries of the world except for patents currently held by Executive developed outside of employment with the Company.

(c)	Without further compensation but at the Company’s expense, Executive shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of Executive by the Company to enable the Company to obtain, maintain and enforce protection of such ideas, inventions and discoveries for and in the name of the Company or its designee, as the case may be, in all countries of the world.

(d)	Executive’s breach of Section 2.7 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

ARTICLE III

Miscellaneous

3.1	Executive's Representations. Executive hereby represents and warrants to the Company that (i) Executive’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2	Survival. Sections 2.5, 2.6 and 2.7 and Sections 3.3 through 3.12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3	Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, sent by electronic mail, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

John F. DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

7901 Jones Branch Road, 9th Floor

McLean, Virginia 22102

e-mail: jdepodesta@primustel.com

To Executive:

K. Paul Singh

9888 Windy Hollow Road

Great Falls, Virginia 22066

e-mail: bypass2001@aol.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5	Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

3.6	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7	Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8	Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.

3.9	Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements.

3.10	Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.

3.11

Governing Law. This Agreement shall be signed by the parties in McLean, Virginia. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the Commonwealth of Virginia.

3.12	Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5, 2.6 and 2.7 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.13	Exit Interview. To ensure a clear understanding of this Agreement, Executive agrees, at the time of termination of Employee's employment, to engage in a one-hour exit interview with the Company at a time and a local place designated by the Company and at the Company's expense. Executive understands and agrees that during said exit interview, Executive may be required to confirm that he will comply with his on-going obligations under this Agreement. The Company may elect, at its option, to conduct the exit interview by telephone.

3.14	Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that may compete with the Company’s Business if such new employment commences within one (1) year following Executive’s termination of employment with the Company. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within one (1) year following the Executive’s termination of employment with the Company.

3.15	Time of Payment. Notwithstanding anything herein to the contrary, in the event that the Executive is determined to be a specified employee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder for purposes of any severance pay payment under this Agreement, such severance payments shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid the adverse tax consequences to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 26th day of April, 2007.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:

Name:	David E. Hershberg

Title:	Chairman, Compensation Committee

EXECUTIVE

By:

Name:	K. Paul Singh